UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 1, 2013
Date of Report (Date of earliest event reported)

GTJ REIT, INC.
(Exact name of registrant as specified in its Charter)

Maryland	0001368757	20-5188065
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Hempstead Avenue
West Hempstead
New York 11552
 (Address of principal executive offices) (Zip Code)

(516) 693-5500
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 1, 2013, the Board of Directors of GTJ REIT, Inc. (the “Company”) appointed Joel Hammer as Chief Financial Officer, effective with the commencement of his employment by the Company on May 6, 2013.  Mr. Hammer will receive a base salary of $325,000 per annum.  In addition, Mr. Hammer will be eligible to receive an annual bonus at the discretion of the Board of Directors.

Mr. Hammer has over 25 years of experience in the financial, accounting, reporting, treasury, operational, and administrative aspects of real estate companies.  From January 2012 to April 2013, Mr. Hammer was the Chief Financial Officer of Kushner Companies, where he managed its Finance, Accounting, Technology and Human Resource functions.  Previously, Mr. Hammer was the Chief Financial Officer at AIG’s Global Real Estate group.  Their global portfolio had more than $25 billion of assets under management with more than 53 million square feet in over 50 countries.  Prior to his tenure at AIG Global Real Estate, he worked for 10 years at KPMG with private and publicly-registered companies in a broad range of industries, including real estate and start-up enterprises.  While at KPMG, he performed financial and operational due diligence reviews in connection with various M&A transactions.  Mr. Hammer graduated from the State University of New York at Albany in 1982, magna cum laude, with a Bachelors degree in Accounting. Mr. Hammer is also a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange  Act of 1934,  the registrant has duly caused this report  to be signed  on its behalf by the undersigned  hereunto duly authorized.

Date: May 6, 2013	GTJ REIT, INC.

By: /s/ Paul Cooper
Paul Cooper
Chief Executive Officer